Exhibit 10.1

EXECUTION VERSION

September 13, 2016

Extreme Networks, Inc.

145 Rio Robles

San Jose, CA 95134

Attn: Drew Davies, Chief Financial Officer

Extreme Networks, Inc.

Up to $135,910,000 Amended and Restated Senior Secured Credit Facilities

Amended and Restated Commitment Letter

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of October 13, 2013, among Extreme Networks Inc, a Delaware corporation (the “Borrower” or “you”), the several lenders party thereto and Silicon Valley Bank (“SVB”), in its capacity as administrative and collateral agent for such lenders (in such capacity, the “Existing Agent”) (as amended prior to the date hereof, the “Existing Credit Agreement”), and (b) the “Loan Documents” defined in the Existing Credit Agreement (collectively, the “Existing Loan Documents”). You have advised SVB that the Borrower wishes to amend and restate the Existing Credit Agreement (the Existing Credit Agreement as so amended and restated, the “Amended and Restated Credit Agreement”, and SVB, in its capacity as administrative and collateral agent for the “Lenders” thereunder, the “Agent”), including for purposes of (x) extending the existing maturity date specified in the Existing Credit Agreement, (y) making certain new term loan facilities available to the Borrower thereunder and (z) making certain other amendments to the Existing Credit Agreement, such that, after giving effect to the closing of the Amended and Restated Credit Agreement, the Borrower would, subject to the terms, conditions and loan availability limitations set forth in the Amended and Restated Credit Agreement, be able to borrow a principal amount of up to $135,910,000 in senior secured credit facilities (the “Amended and Restated Senior Secured Credit Facilities”), composed of (i) a term loan facility in a principal amount of up to $90,500,000 (which, for the avoidance of doubt, shall be composed of (x) certain term loans outstanding under the Existing Credit Agreement immediately prior to the Closing Date that are to be deemed term loans outstanding under the Amended and Restated Credit Agreement, and (y) certain new term loans to be made by the Lenders on the Closing Date pursuant to the Amended and Restated Credit Agreement), and (ii) a revolving loan facility in a principal amount of up to $45,410,000 (which, for the avoidance of doubt, shall be composed of (x) certain revolving commitments in effect under the Existing Credit Agreement immediately prior to the Closing Date that will be deemed revolving commitments in effect under the Amended and Restated Credit Agreement, and (y) certain new revolving commitments to be made by the Lenders on and/or after the Closing Date pursuant to the Amended and Restated Credit Agreement). The Borrower has also informed SVB that the Borrower intends to use the proceeds of certain term and revolving loans made under the Amended and Restated Senior Secured Credit Facilities, together with the proceeds of certain of the term loans and revolving loans having been made and outstanding under the Existing Credit Agreement and that are to be deemed revolving loans and term loans, as applicable, outstanding under the Amended and Restated Credit

Agreement, (1) to finance on or about the Closing Date (as defined in paragraph 9 below) the Borrower’s acquisition of certain assets (collectively, the “Acquired Assets”) currently held by a third-party, as more fully described in that certain Asset Purchase Agreement, to be dated on or about September 13, 2016, between the Borrower and the third-party seller of such assets (in such capacity, the “Seller”) (the “Asset Acquisition”, such Asset Purchase Agreement, the “Asset Purchase Agreement” and all of the documents, agreements, certificates and other information executed and/or delivered by or on behalf of the Borrower pursuant to or in connection with the Asset Purchase Agreement and/or the Asset Acquisition, collectively, the “Asset Acquisition Documents”), and (2) for working capital purposes. The entering into and funding of the Amended and Restated Senior Secured Credit Facilities and all related transactions are hereinafter collectively referred to as the “Transaction.” To the extent not otherwise defined herein, capitalized terms used herein shall have the respective meanings given to such terms in the Existing Credit Agreement or, as the context may require, the Existing Loan Documents. This Amended and Restated Commitment Letter amends and restates and replaces in its entirety that certain Commitment Letter between SVB and the Borrower dated August 29, 2016 (the “Original Commitment Letter”).

1. In connection with the foregoing, (a) SVB is pleased to advise you of its commitment to act as the sole administrative agent (in such capacity, the “Agent”), a joint lead arranger (in such capacity, the “SVB Arranger” and, together with the other joint lead arranger named herein, collectively, the “Arrangers”), and the sole bookrunner for the Amended and Restated Senior Secured Credit Facilities, all upon and subject to the terms and conditions set forth in this letter (this “Amended and Restated Commitment Letter”) and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”), (b) JPMorgan Chase Bank, N.A. (“JPM”) is pleased to advise you of its commitment to act as a joint lead arranger for the Amended and Restated Senior Secured Credit Facilities, all upon and subject to the terms set forth in this Amended and Restated Commitment Letter and the Summary of Terms, (c) Bank of America, N.A. is pleased to advise you of its commitment to act as sole syndication agent for the Amended and Restated Senior Secured Credit Facilities, all upon and subject to the terms set forth in this Amended and Restated Commitment Letter and the Summary of Terms, and (d) Cadence Bank, N.A. is pleased to advise you of its commitment to act as documentation agent for the Amended and Restated Senior Secured Credit Facilities, all upon and subject to the terms set forth in this Amended and Restated Commitment Letter and the Summary of Terms.

2. In connection with the foregoing, and subject to the terms and conditions of this Amended and Restated Commitment Letter and the Summary of Terms:

(a) SVB is pleased to advise you of its commitment to provide $45,000,000 in aggregate commitments under the Amended and Restated Senior Secured Credit Facilities, which commitments will be applied 66.59% to the term loan facility and 33.41% to the revolving loan facility (the “SVB Commitment”);

(b) JPMorgan Chase Bank, N.A. is pleased to advise you of its commitment to provide $35,000,000 in aggregate commitments under the Amended and Restated Senior Secured Credit Facilities, which commitments will be applied 66.59% to the term loan facility and 33.41% to the revolving loan facility (the “JPM Commitment”);

(c) Bank of America, N.A. is pleased to advise you of its commitment to provide $30,910,000 in aggregate commitments under the Amended and Restated Senior Secured Credit Facilities, which commitments will be applied 66.59% to the term loan facility and 33.41% to the revolving loan facility (the “Bank of America Commitment”); and

(d) Cadence Bank, N.A. is pleased to advise you of its commitment to provide $25,000,000 in aggregate commitments under the Amended and Restated Senior Secured Credit Facilities, which commitments will be applied 66.59% to the term loan facility and 33.41% to the revolving loan facility (the “Cadence Commitment” and, together with the SVB Commitment, the JPM Commitment, and the Bank of America Commitment, each a “Lender Commitment” and collectively, the “Lender Commitments”, with SVB, JPMorgan Chase Bank, N.A., Bank of America, N.A., and Cadence Bank, N.A. being referred to herein as the “Lenders”).

For the avoidance of doubt, subject to the terms and conditions hereof, the Lender Commitments shall remain in effect until the occurrence of the Termination Date (as defined below), after which date such Lender Commitments shall expire and terminate. Each of the Lenders acknowledges that it has made its own independent analysis and decision to enter into its respective Lender Commitment based on the financial statements of the Borrower and its affiliates and such other documents and information as such Lender has deemed appropriate, without relying on the Agent, any Arranger, any affiliate of the Agent or any Arranger, or any directors, officers, employees, advisors, attorneys, agents or other representatives of the Agent or any Arranger. Each of the Lenders acknowledges that is has had the opportunity to request documents and information from the Borrower.

You acknowledge and agree that, in order to achieve the Target Hold (as defined below) of each Lender, any Lender (a “Reducing Lender”) may allocate or assign, as applicable, a portion of its Lender Commitment to any other Lender or any other prospective lender after consultation with you (a “Prospective Lender”) that provides an Additional Commitment (as defined below) in respect of the Amended and Restated Senior Secured Credit Facilities either prior to or after the effective date of the definitive financing documentation for the Amended and Restated Senior Secured Credit Facilities (the “Financing Documentation”), and that any such allocation or assignment to such Prospective Lender that provides such Additional Commitment shall reduce the amount of the Lender Commitment of such Reducing Lender on a dollar-for-dollar basis; provided that the Lender Commitment of such Reducing Lender shall not be so reduced unless (i) such Prospective Lender shall have executed a joinder to this Amended and Restated Commitment Letter that is reasonably acceptable to the Borrower and the Agent, and (ii) after giving effect to any such reduction in the Lender Commitment of such Reducing Lender, (A) the commitments having been obtained from such Reducing Lender and such Prospective Lenders aggregate to at least the original Lender Commitment of such Reducing Lender, and (B) the resulting amount of the JPM Commitment shall not exceed the resulting amount of the SVB Commitment. For purposes hereof, the Target Hold of each Lender means that such Lender shall individually hold the following amount (but in no event less than such amount) of the aggregate Lender Commitments under the Amended and Restated Senior Secured Credit Facilities:

SVB:	$40,000,000
JPMorgan Chase Bank, N.A.:	$30,000,000
Bank of America, N.A.:	$30,910,000
Cadence Bank, N.A.:	$25,000,000

For purposes hereof, “Additional Commitments” shall mean any commitments (for the avoidance of doubt, other than the SVB Commitment, the JPM Commitment, the Bank of America Commitment, and the Cadence Commitment, that are obtained from Prospective Lenders prior to the date on which the Target Hold of each Lender is achieved. Upon the issuance of an Additional Commitment by a Prospective Lender, the execution by such Prospective Lender of a joinder to this Amended and Restated Commitment Letter, and the allocation or assignment by any Reducing Lender to such Prospective Lender of any portion of such Reducing Lender’s Lender Commitment, such Prospective Lender shall be deemed to be a “Lender” hereunder.

3. You hereby agree that, effective upon your acceptance of this Amended and Restated Commitment Letter and continuing through the earlier of (a) the date on which the Target Hold of each Lender has been achieved in accordance with the terms hereof, (b)(i) if the Closing Date occurs, the date occurring 60 days after the Closing Date, and (ii) if the Closing Date does not occur, the Termination Date (such period being the “No Shop Period”), neither you nor any of your subsidiaries or affiliates shall solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate any component of the Amended and Restated Senior Secured Credit Facilities or any other senior financing similar to or as a replacement of any component of the Amended and Restated Senior Secured Credit Facilities.

4. The Lender Commitments hereunder, and the continuing undertaking of SVB to act as Agent, Arranger and sole bookrunner and to provide the services described herein, of JPM to act as joint lead arranger, of Bank of America, N.A. to act as sole syndication agent, and of Cadence Bank, N.A. to serve as documentation agent, are subject to the satisfaction of each of the following conditions precedent:

(a) subject to the Certain Funds Provision (as defined below), the accuracy and completeness in all material respects of all representations that the Borrower and each of its respective affiliates makes to the Agent, the Arrangers and the Lenders herein (including, without limitation, with respect to the Acquired Assets and the Asset Acquisition) and the Borrower’s compliance with the terms of this Amended and Restated Commitment Letter (including the Summary of Terms) and the Amended and Restated Fee Letter, of near or even date herewith, between the Borrower and the Agent (the “Amended and Restated Fee Letter”);

(b) during the No-Shop Period, there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of any of the Loan Parties;

(c) the negotiation, execution and delivery of definitive Financing Documentation for the Amended and Restated Senior Secured Credit Facilities, consistent with this Amended and Restated Commitment Letter and the Summary of Terms attached hereto and reasonably satisfactory to the Agent and the Lenders;

(d) no change, occurrence or development shall have occurred or become known to the Agent since June 30, 2016, that has had or that could reasonably be expected to have a “Credit Facility Material Adverse Effect” (as such term is defined in the Summary of Terms attached hereto), or, since the date of the Asset Purchase Agreement, that has had or that could reasonably be expected to have an “APA Material Adverse Effect” (as such term is defined in the Summary of Terms attached hereto); and

(e) the satisfaction of the conditions precedent set forth in the section labeled “Conditions Precedent to Closing Date” in the Summary of Terms (which shall be subject to the Certain Funds Provision).

Those matters that are not covered by the provisions hereof and of the Summary of Terms are subject to the approval and agreement of the Agent and the Lenders (which will not be unreasonably withheld).

Notwithstanding anything in this Amended and Restated Commitment Letter, the Summary of Terms attached hereto, the Amended and Restated Fee Letter, the Financing Documentation or any other letter agreement or other undertaking concerning the financing of the Asset Acquisition contemplated hereby to the contrary, (a) the only representations the making of and accuracy of which shall be a condition to availability of the Loans on the Closing Date shall be (i) such of the representations made by the Asset Seller in respect of the Acquired Assets in the Asset Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Asset Purchase Agreement (or decline to consummate the Asset Acquisition) as a result of the breach of such representations in the Asset Purchase Agreement (collectively, the “Seller Representations”), and (ii) the Specified Representations (as defined below), and (b) the terms of the Financing Documentation shall be in a form such that they do not impair the availability of the Loans on the Closing Date if the conditions set forth in this paragraph 4 and in the section labeled “Conditions Precedent to Closing Date” in the Summary of Terms are satisfied (it being understood that, to the extent that the perfection of any security interests of the Agent (held for the ratable benefit of the Lenders) in any of the Acquired Assets is not or cannot be provided on the Closing Date (other than in any Acquired Assets with respect to which a security interest may be perfected by means of (x) the filing of a Uniform Commercial Code financing statement, (y) the delivery of certificated securities, or (z) the filing of a notice with the United States Patent and Trademark Office or the United States Copyright Office), after your use of commercially reasonable efforts to do so, the perfection of such security interests in such Acquired Assets shall not constitute a condition precedent to the availability of the Loans on the Closing Date but shall be required to be provided within 30 days (or such longer period to which the Agent may agree) after the Closing Date pursuant to arrangements to be mutually agreed between the Borrower and the Agent); provided that any failure for any reason (other than due solely to any action or inaction on the part of the Agent) to perfect such security interests in such Acquired Assets within such 30 day period (or such longer period to which the Agent may agree) shall constitute an immediate Event of Default under the Amended and Restated Credit Agreement. For purposes hereof, “Specified Representations” shall mean all of the representations of each Loan Party specified in the Financing Documentation, which representations shall be required to be made and which representations shall be required to be accurate, in each case, as conditions precedent to the availability of Loans on the Closing Date, excluding any representations and warranties concerning the Asset Acquisition and the Acquired Assets. This paragraph shall be referred to herein as the “Certain Funds Provision”.

5. Notwithstanding anything to the contrary contained in this Amended and Restated Commitment Letter, nothing shall prevent the Agent and each Arranger from continuing their syndication efforts in respect of the Amended and Restated Senior Secured Credit Facilities after the date hereof to achieve the Target Hold of each Lender. You agree to assist the Agent and each Arranger in achieving a syndication of the Amended and Restated Senior Secured Credit Facilities that achieves each Lender’s Target Hold and that is satisfactory to the Agent, each Lender (solely with respect to its Lender Commitment) and to you. Such assistance shall include using your commercially reasonable efforts to (a) provide and cause your advisors to provide the Agent, the Arrangers, the Lenders and any other Prospective Lenders, upon request, with all information reasonably deemed necessary by the Agent or the Arrangers to continue such syndication efforts, including, but not limited to, information and evaluations prepared by you and your advisors, or on your or its behalf, relating to the Transaction (including the Projections (as hereinafter defined), the “Information”), (b) assist in the (i) preparation of materials to be used in connection with the original syndication of the Amended and Restated Senior Secured Credit Facilities or (ii) updating of materials to be used in connection with any such continuing syndication efforts (collectively with the Summary of Terms, the “Information Materials”), (c) ensure that the syndication efforts of the Agent and the Arrangers benefit from your existing lending and banking relationships, and (d) otherwise assist the Agent and the Arrangers in their syndication efforts to achieve each Lender’s Target Hold, including by making your officers and advisors available from time to time upon reasonable prior notice to attend and make presentations regarding the business and prospects of the Loan Parties, the Acquired Assets and the Asset Acquisition, as appropriate, at one or more meetings of Prospective Lenders.

6. It is understood and agreed that the Agent will manage and control all aspects of the syndication of the Amended and Restated Senior Secured Credit Facilities in consultation with you and, solely with respect to each Lender Commitment, the respective Lender, including decisions as to the selection of Prospective Lenders and any titles offered to Prospective Lenders, when Additional Commitments will be accepted from, and the final allocations of the Additional Commitments among, such Prospective Lenders. It is also understood that no Prospective Lender will receive compensation from you in order to obtain its Additional Commitment, except on the terms contained herein, in the attached Summary of Terms and in the Amended and Restated Fee Letter. It is also understood and agreed that the amount and distribution of the fees among the Lenders and any Prospective Lenders (other than with respect to any Ticking Fees, the allocation and distribution of which is contemplated in Section 7 hereof) will be at the sole and absolute discretion of the Agent. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without the prior written approval of the Agent, after consultation with the Borrower.

7. As consideration for the Lender Commitments under this Amended and Restated Commitment Letter (and, as applicable, any Additional Commitments of Prospective Lenders obtained prior to the Closing Date), and only in the event that the Closing Date (as defined in the attached Summary of Terms) fails to occur by September 30, 2016, you agree to pay to the Agent, for distribution to the Lenders (and, as applicable, any such Prospective Lenders which provide Additional Commitments prior to the Closing Date on a pro rata basis in accordance with the final allocated amounts of the commitments of such Lenders and Prospective Lenders under this Amended and Restated Commitment Letter, the following ticking fees (each, a “Ticking Fee”): (a) a Ticking Fee at the rate of .50% per annum on the aggregate principal amount of the Lender Commitments in effect from time to time from and after September 30, 2016 to the Termination Date (it being understood that the respective amount of the Lender Commitment of any Lender may be decreased from time to time pursuant to allocations made by such Lender (in accordance with the terms and provisions of this Commitment Letter) to achieve its Target Hold, and that any Ticking Fees calculated with respect to such Lender’s Commitment from and after the date of any such allocation shall take into account any such reductions in the amount of its Lender Commitment), and (b) a Ticking Fee at a rate of .50% per annum on the aggregate amount of any Additional Commitments in effect from time to time from and after September 30, 2016 to the Termination Date. In the event that the Closing Date fails to occur by September 30, 2016, such Ticking Fees in respect of each Lender and Prospective Lender that provides Additional Commitments prior to the Closing Date shall accrue from and including September 30, 2016 (or, as applicable, from and including any applicable date occurring after September 30, 2016 and prior to the Closing Date on which any such other Additional Commitments are obtained) to but excluding the Termination Date, and shall be payable in full in immediately available cash on the Termination Date. The Borrower hereby agrees that all such Ticking Fees that are payable hereunder shall be fully earned on the date payable and non-refundable for any reason (including as a result of any failure to consummate the Asset Acquisition or otherwise to satisfy any of the conditions to the Closing Date specified in this Amended and Restated Commitment Letter and in the Summary of Terms attached thereto).

8. You represent and warrant to the Agent, each Arranger and each Lender that (to your knowledge, with respect to information regarding the Acquired Assets) (a) all financial projections and other forward looking information concerning the Loan Parties and the Acquired Assets that have been or are hereafter made available to the Agent, the Arrangers or the Lenders by the Borrower or any of its representatives (or on your or their behalf) (the “Projections”) have been or will be based on good faith reasonable assumptions believed by the Borrower to be reasonable at the time made (it being understood that such Projections are not to be viewed as facts and that actual results during the period or periods covered by such Projections may differ from the projected results, and such differences may be material), and (b) all Information, other than Projections and information of a general economic and general industry nature, which has been or is hereafter made available to the Agent, the Arrangers or the Lenders by you or any of

your representatives (or on your or their behalf) in connection with any aspect of the Transaction, as and when furnished, is and will be, when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

9. You agree to furnish the Agent, the Arrangers and the Lenders with further and supplemental information from time to time until the date of the initial borrowing under the Amended and Restated Senior Secured Credit Facilities (the “Closing Date”) and, if requested by the Agent or any Arranger, during the remainder of the No Shop Period as is necessary to complete the syndication of the Amended and Restated Senior Secured Credit Facilities to each Lender’s Target Hold, so that the representations and warranties specified in the immediately preceding paragraph 8 are correct on the Closing Date and on such later date on which a syndication of the Amended and Restated Senior Secured Credit Facilities achieving each Lender’s Target Hold is completed, as if the Information were being furnished, and such representations and warranties were being made on such date. In issuing their Lender Commitments and in SVB’s arrangement and syndication of the Amended and Restated Senior Secured Credit Facilities, the Agent and each Lender is and will be using and relying on the Information without independent verification thereof.

10. By executing this Amended and Restated Commitment Letter, you agree to reimburse the Agent and the SVB Arranger from time to time on demand for all reasonable out-of-pocket fees and expenses incurred in connection with the Amended and Restated Senior Secured Credit Facilities (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Morrison & Foerster, LLP, as counsel to the Agent and the SVB Arranger, and of special and local counsel to the Lenders (if any) retained by the Agent in connection with the Amended and Restated Senior Secured Credit Facilities (collectively, the “Lender Counsel”), and (b) due diligence expenses incurred in connection with the preparation of the Original Commitment Letter (and the Summary of Terms attached thereto), this Amended and Restated Commitment Letter (and the Summary of Terms attached hereto), the Original Fee Letter (as defined in the Amended and Restated Fee Letter), the Amended and Restated Fee Letter, the Amended and Restated Senior Secured Credit Facilities, the syndication thereof and the preparation of the definitive Financing Documentation therefor, and in connection with any other aspect of the Transaction and any other transactions contemplated thereby; provided that the Borrower shall not be required to pay the fees and expenses of any counsel (other than the Lender Counsel) to any Lenders or Prospective Lenders (the “Fees and Expenses”). In the event that final Financing Documentation is not executed by the parties and/or the Amended and Restated Senior Secured Credit Facilities do not close or fund on or prior to the Termination Date, all Fees and Expenses shall be due and payable by the Borrower promptly upon the demand of the Agent made after the Termination Date, whether or not such transactions contemplated by this Amended and Restated Commitment Letter are closed.

11. Whether or not the Amended and Restated Senior Secured Credit Facilities close or fund on the Closing Date, you agree to indemnify and hold harmless each of the Agent, each Arranger, each Lender and each of their affiliates and each of their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction by you or any of the other Loan Parties with any Indemnified Party, and any of the other transactions contemplated thereby, or (b) the Amended and Restated Senior Secured Credit Facilities or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense (i) is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct, or (ii) results from a claim brought by the Borrower or any other Loan Party against any Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any Existing Loan Document, if the Borrower or such other Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that each Lender shall only have liability to you (as opposed to any other person), that each Lender shall be liable solely in respect of its own Lender Commitment hereunder on a several, and not joint, basis with any other Lender, and that such liability shall only arise to the extent damages have been caused by such Lender’s gross negligence or willful misconduct, as determined in a final non-appealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Amended and Restated Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party, as determined by a final and nonappealable judgment of a court of competent jurisdiction. In addition, without the prior written consent of the Agent and each Lender, which consent will not be unreasonably withheld, the Borrower will not enter into any settlement of a lawsuit, claim or other proceeding arising out of this Amended and Restated Commitment Letter or the transactions contemplated by this Amended and Restated Commitment Letter unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of each Indemnified Party.

12. This Amended and Restated Commitment Letter (including the attached Summary of Terms), the Amended and Restated Fee Letter and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, that it is understood and agreed that you may disclose this Amended and Restated Commitment Letter (including the attached Summary of Terms) but not the Amended and Restated Fee Letter (a) on a confidential basis to the board of directors and advisors of the Borrower and the Asset Seller in connection with their consideration of the Transaction, and (b) after your acceptance of this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Each of the Agent, each Arranger and each Lender hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow such entity, as applicable, to identify you in accordance with the Act.

13. You acknowledge that the Agent, each Arranger, each Lender, and any of their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours. Each of the Agent, each Arranger and each Lender agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will treat confidential information relating to the Borrower, the Acquired Assets, the Asset Seller and any of the Borrower’s and the Seller’s respective affiliates with the same degree of care as it treats its own confidential information. In connection with the services and transactions contemplated hereby, you agree that each of the Agent, each Arranger and each Lender is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, and any Prospective Lender, assignee or participant in the Amended and Restated Senior Secured Credit Facilities, any information concerning the Borrower, the Asset Seller, the Acquired Assets or any of the Borrower’s and the Seller’s respective affiliates that is or may come into the possession of the Agent, either Arranger or any such Lender, as applicable, or any of their applicable respective affiliates, in each case, subject to the confidentiality provisions specified herein.

14. In connection with all aspects of the Transaction contemplated by this Amended and Restated Commitment Letter, you acknowledge and agree that: (a) (i) the arranging and other services described herein regarding the Amended and Restated Senior Secured Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Agent, the Arrangers, and the Lenders, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the Transaction contemplated hereby; (b) (i) each of the Agent, each Arranger and each Lender has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity, and (ii) none of the Agent, any Arranger or any Lender has any obligation to you or to your affiliates with respect to the Transaction contemplated hereby except those obligations expressly set forth herein; and (c) each of the Agent, each Arranger, each Lender and each of their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and none of the Agent, any Arranger or any Lender has any obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any of the Agent, any Arranger and any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any Transaction contemplated by this Amended and Restated Commitment Letter.

15. The provisions of the immediately preceding paragraphs 3 and 5 through 14 shall remain in full force and effect regardless of whether any definitive Financing Documentation shall be executed and delivered, and notwithstanding the termination of this Amended and Restated Commitment Letter or any commitment or undertaking of the Agent, any Arranger or any Lender hereunder; provided that, upon the effectiveness of the Financing Documentation, the provisions of paragraphs 11 and 12 hereof shall terminate and be replaced by the provisions of such Financing Documentation.

16. This Amended and Restated Commitment Letter and the Amended and Restated Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Amended and Restated Commitment Letter or the Amended and Restated Fee Letter by telecopier or facsimile or other commonly used means of electronic information transmission shall be effective as delivery of a manually executed counterpart thereof.

17. THIS AMENDED AND RESTATED COMMITMENT LETTER (INCLUDING THE ATTACHED SUMMARY OF TERMS) AND THE AMENDED AND RESTATED FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA. Each of you, the Agent, each Arranger and each Lender hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Amended and Restated Commitment Letter (including the attached Summary of Terms), the Amended and Restated Fee Letter, the Transaction

and the other transactions contemplated hereby and thereby or the actions of the Agent, any Arranger or any Lender, as applicable, in the negotiation, performance or enforcement hereof (collectively, an “Action”). IF ANY ACTION IS FILED IN A COURT OF THE STATE OF CALIFORNIA BY OR AGAINST ANY PARTY HERETO AND EACH PARTY HERETO DOES NOT SUBSEQUENTLY WAIVE IN AN EFFECTIVE MANNER UNDER CALIFORNIA LAW ITS RIGHT TO A TRIAL BY JURY, THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 TO A REFEREE OR REFEREES TO HEAR AND DETERMINE ALL OF THE ISSUES IN SUCH ACTION OR PROCEEDING (WHETHER OF FACT OR OF LAW) AND TO REPORT A STATEMENT OF DECISION, PROVIDED THAT ANY SUCH ISSUES PERTAINING TO A “PROVISIONAL REMEDY” AS DEFINED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8 SHALL BE HEARD AND DETERMINED BY THE COURT.

18. The commitments and undertakings of the Agent, each Arranger and each Lender described in this Amended and Restated Commitment Letter and in the Amended and Restated Fee Letter may be terminated by us if you fail to perform your obligations under this Amended and Restated Commitment Letter or the Amended and Restated Fee Letter on a timely basis.

19. This Amended and Restated Commitment Letter (including the attached Summary of Terms), the Amended and Restated Fee Letter, the Existing Credit Agreement and the other Existing Loan Documents embody the entire agreement and understanding among the Agent, each Arranger, each Lender, the Borrower and your affiliates with respect to the Amended and Restated Senior Secured Credit Facilities and supersede all prior agreements and understandings relating to the specific matters hereof, including any such agreements and understandings set forth in the Original Commitment Letter and the Original Fee Letter. No party has been authorized by the Agent, any Arranger, any Lender or the Borrower to make any oral or written statements that are inconsistent with this Amended and Restated Commitment Letter.

20. This Amended and Restated Commitment Letter is not assignable by you without the Agent’s and each Lender’s prior written consent, subject to paragraph 5 above, is not assignable by the Agent, any Arranger or any Lender (except, in each case, to one of its affiliates) without your prior written consent, and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

21. This Amended and Restated Commitment Letter and all commitments and undertakings of the Agent, each Arranger and each Lender hereunder will expire at 5:00 p.m. (Pacific time) on September 16, 2016, unless you execute this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter and return them to the Agent prior to that time (which may be by facsimile transmission or by means of any other commonly used method of electronic information transmission (e.g., “PDF”), whereupon this Amended and Restated Commitment Letter (including the attached Summary of Terms) and the Amended and Restated Fee Letter shall become binding agreements. Thereafter, all commitments and undertakings of the Agent, each Arranger and each Lender hereunder and under the Amended and Restated Fee Letter will expire and terminate on the date (the “Termination Date”) that is the earliest to occur of (a) the date occurring 90 days after the date hereof (which, for the avoidance of doubt, is the latest date on which the Asset Acquisition is required to be consummated pursuant to the terms of the Asset Purchase Agreement (in the form in which the Asset Purchase Agreement existed immediately prior to the date of this Amended and Restated Commitment Letter)), (b) the Closing Date, (c) the termination of the Asset Purchase Agreement without the Asset Acquisition having been consummated, and (d) the date on which the parties hereto mutually agree to terminate this Amended and Restatement Commitment Letter.

[Remainder of this page intentionally left blank]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

SILICON VALLEY BANK, as the Agent, as an Arranger and as a Lender

By:	/s/ Tom Smith
	Name:	Tom Smith
	Title:	Managing Director

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Will Horstman
	Name:	Will Horstman
	Title:	Authorized Officer

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Thomas R. Sullivan
	Name:	Thomas R. Sullivan
	Title:	Senior Vice President

CADENCE BANK, N.A., as a Lender

By:	/s/ Steve Prichett
	Name:	Steve Prichett
	Title:	EVP

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

EXTREME NETWORKS, INC.

By:	/s/ B. Drew Davies
	Name:	B. Drew Davies
	Title:	Chief Financial Officer

13